Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
October 7, 2002

SEARS PROVIDES PRELIMINARY THIRD QUARTER EARNINGS
Maintains Full-Year Outlook of $5.15 Comparable Earnings per Share

HOFFMAN ESTATES, Ill. - Sears, Roebuck and Co. (NYSE: S) announced today that third quarter 2002 earnings per share are expected to be in the range of $0.80 to $0.82, versus earnings per share of $0.80 in the same quarter last year. The quarter includes $0.03 of dilution for the Lands' End acquisition. The Company's third quarter earnings release will be issued on Oct. 17.

In addition, Sears reaffirmed its 2002 full-year outlook for a 22 percent increase in comparable earnings per share to $5.15, although guidance was revised for its principle business segments. The company now expects comparable earnings increases in the low- to mid-thirty percent range in its retail and related services segment and in the mid-single digit percent range in its credit and financial products segment.

This release contains preliminary projections of third quarter results and financial condition, which are forward-looking statements based on preliminary estimates regarding third quarter costs and expenses, including normal quarter-end accounting and valuation adjustments, and similar uncertainties. This release also contains guidance on 2002 comparable earnings per share, which is a forward-looking statement based on assumptions about the future that are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; changes in interest rates; delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard

- more -

SEARS/Add One

Program; the successful execution of and customer reactions to Sears' Full-line store strategy and other performance improvement initiatives; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; labor unrest on the West Coast; the possibility of hostilities in the Middle East; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2001, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, sears.com. In June 2002, Sears acquired Lands' End, a direct merchant of traditionally styled, classic Lands' End clothing offered to customers around the world through regular mailings of its specialty catalogs and online at landsend.com.

# # #